SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d -1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                                (Amendment No. )1

                         CONVERGENT COMMUNICATIONS, INC.
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                    211914403
                                 (CUSIP Number)

                              Copy to:
Sandler Capital Management              Michael R. Reiner, Esq.
767 Fifth Avenue                        Morrison Cohen Singer & Weinstein, LLP
New York, New York 10153                750 Lexington Avenue
Telephone (212) 754-8100                New York, New York 10022
                                        Telephone (212) 735-8600

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 19, 1999
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

- --------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                        Sandler Capital Partners IV L.P.
- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                WC, OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               Delaware

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                2,039,245 shares                                 8.1%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By                 835,382 shares                                   3.4%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                  2,039,245 shares                                 8.1%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                           835,382 shares                                   3.4%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                2,874,627 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    11.4%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 2 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                        Sandler Capital Partners IV FTE L.P.
- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                WC, OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               Delaware

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                835,382 shares                                   3.4%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               2,039,245 shares                                   8.1%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                  835,382 shares                                   3.4%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         2,039,245 shares                                   8.1%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                2,874,627 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    11.4%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 3 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                   21st Century Communications Partners, L.P.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                WC, OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               Delaware

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                406,820 shares                                   1.7%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By                 193,180 shares                                   0.8%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                  406,820 shares                                   1.7%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                           193,180 shares                                   0.8%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                  600,000 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                     2.4%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 4 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                 21st Century Communications T-E Partners, L.P.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                WC, OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               Delaware

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                138,420 shares                                   0.6%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By                 461,580 shares                                   1.9%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                  138,420 shares                                   0.6%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                           461,580 shares                                   1.9%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                  600,000 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                     2.4%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 5 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

               21st Century Communications Foreign Partners, L.P.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                WC, OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               Delaware

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                 54,760 shares                                   0.2%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By                 545,240 shares                                   2.2%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                   54,760 shares                                   0.2%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                           545,240 shares                                   2.2%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                  600,000 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                     2.4%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 6 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                       Sandler Investment Partners, L.P.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               New York

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,474,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,474,627 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.7%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 7 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                           Sandler Capital Management

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               New York

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,474,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,474,627 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.7%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 8 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                           Infomedia Associates, Ltd.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               New York

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By                 600,000 shares                                   2.4%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                           600,000 shares                                   2.4%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                  600,000 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                     2.4%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 9 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                           Applewood Associates, L.P.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                WC,OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               New York

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                471,875 shares                                   1.9%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By                       0 shares                                     0%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                  471,875 shares                                   1.9%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                                 0 shares                                     0%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                  471,875 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                     1.9%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 10 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                             Applewood Capital Corp.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               New York

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By                 471,875 shares                                   1.9%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                           471,875 shares                                   1.9%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                  471,875 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                     1.9%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 11 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Irwin Lieber

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                         United States

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               1,071,875 shares                                   4.4%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         1,071,875 shares                                   4.4%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                1,071,875 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                     4.4%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 12 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Barry Rubenstein

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                         United States

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               1,071,875 shares                                   4.4%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         1,071,875 shares                                   4.4%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                1,071,875 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                     4.4%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 13 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Barry Fingerhut

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                         United States

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               1,071,875 shares                                   4.4%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         1,071,875 shares                                   4.4%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                1,071,875 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                     4.4%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 14 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Seth Lieber

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                         United States

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By                 471,875 shares                                   1.9%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                           471,875 shares                                   1.9%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                 471,875 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                     1.9%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 15 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Jonathan Lieber

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                         United States

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By                 471,875 shares                                   1.9%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                           471,875 shares                                   1.9%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                 471,875 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                     1.9%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 16 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   ARH Corp.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                              Delaware

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,474,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,474,627 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.7%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 17 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   MJDM Corp.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                              New York

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,474,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,474,627 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.7%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 18 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Four JK Corp.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               Delaware

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,474,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,474,627 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.7%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 19 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   ALCR Corp.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               New York

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,474,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,474,627 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.7%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 20 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   SERF Corp.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               New York

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,474,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,474,627 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.7%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 21 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  TERPSI Corp.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               New York

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,474,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,474,627 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.7%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 22 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 JIRAKAL Corp.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               New York

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                      0 shares                                     0%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                        0 shares                                     0%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,474,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,474,627 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.7%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 23 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                              MJM Associates, L.P.

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                WC, OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                               New York

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                 36,976 shares                                   0.2%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By                       0 shares                                     0%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                   36,976 shares                                   0.2%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                                 0 shares                                     0%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                   36,976 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                     0.2%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 24 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Harvey Sandler

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                PF, OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                         United States

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                 36,976 shares                                   0.2%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                   36,976 shares                                   0.2%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,474,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,511,603 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.9%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 25 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                               Michael J. Marocco

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                         United States

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                  5,000 shares                                  0.02%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,511,603 shares                                  13.9%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                    5,000 shares                                  0.02%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,511,603 shares                                  13.9%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,516,603 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.9%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 26 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 John Kornreich

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                PF,OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                         United States

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                 36,976 shares                                   0.2%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                   36,976 shares                                   0.2%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,476,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,511,603 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.9%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 27 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Andrew Sandler

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                PF,OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                         United States

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                 15,226 shares                                   0.1%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                   15,226 shares                                   0.1%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,476,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,489,853 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.8%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 28 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Douglas Schimmel

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                PF,OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                         United States

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                  6,526 shares                                  0.03%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                    6,526 shares                                  0.03%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,476,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,481,153 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.8%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 29 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Hannah Stone

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                PF,OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                         United States

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                  6,526 shares                                  0.03%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                    6,526 shares                                  0.03%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,476,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,481,153 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.8%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 30 of 55 -

CUSIP
No.  211914403                         13D
================================================================================
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                    David Lee

- --------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group*

                                                                         (a) [_]
                                                                         (b) [_]
- --------------------------------------------------------------------------------
3    SEC Use Only

- --------------------------------------------------------------------------------
4    Source of Funds*                PF,OO

- --------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is Required
     Pursuant to Item 2(d) or 2(e)                                           [_]

- --------------------------------------------------------------------------------
6    Citizenship or Place of Organization                         United States

- --------------------------------------------------------------------------------
                  7    Sole Voting Power
  Number of                 13,050 shares                                   0.1%
   Shares         --------------------------------------------------------------
Beneficially      8    Shared Voting Power
  Owned By               3,474,627 shares                                  13.7%
    Each          --------------------------------------------------------------
  Reporting       9    Sole Dispositive Power
   Person                   13,050 shares                                   0.1%
    With          --------------------------------------------------------------
                  10   Shared Dispositive Power
                         3,476,627 shares                                  13.7%
- --------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                3,487,677 shares

- --------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  [_]

- --------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)                    13.8%

- --------------------------------------------------------------------------------
14   Type of Reporting Person*

                                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 31 of 55 -

     This statement, dated July 19, 1999, relates to the reporting persons' ownership of the securities of Convergent Communications, Inc. (the "Issuer").

     All references to shares of common stock reflect a 1-for-2 reverse stock split which was effective immediately prior to the closing of the initial public offering by the Issuer.

ITEM 1.   SECURITY AND ISSUER

          (a) Common Stock, no par value per share ("Common Stock"), (CUSIP No. 211914403).

          (b) 1999 warrants (the "1999 Warrants"), expiring in March, 2004, entitling the holder to purchase one share of Common Stock at $15.00 per share.

          (c) Convergent Communications, Inc. 400 Inverness Drive South, Suite 400 Englewood, Colorado 80112 (303) 749-3000

ITEM 2. IDENTITY AND BACKGROUND

     1. (a) Sandler Capital Partners IV L.P., a limited partnership organized under the laws of the State of Delaware ("Sandler IV").

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     2. (a) Sandler Capital Partners IV FTE, L.P., a limited partnership organized under the laws of the State of Delaware ("Sandler IV FTE").

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     3. (a) 21st Century Communications Partners, L.P., a limited partnership organized under the laws of the State of Delaware ("21st Century").

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


                                  - 32 of 55 -

     4.   (a)  21st  Century  Communications  T-E  Partners,   L.P.,  a  limited
               partnership  organized  under the laws of the  State of  Delaware
               ("T-E").

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     5. (a) 21st Century Communications Foreign Partners, L.P., a limited partnership organized under the laws of the State of Delaware ("Foreign").

          (b)  Address: One Capitol Plaza,  3rd Floor
                        Shedden Road
                        George Town, Grand Cayman Island
                        British West Indies

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     6.   (a)  Sandler  Investment   Partners,   L.P.,  a  limited   partnership
               organized under the laws of the State of New York ("SIP").

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     7. (a) Sandler Capital Management, a registered investment advisor and a general partnership organized under the laws of the State of New York ("SCM").

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     8.   (a)  Infomedia Associates, Ltd., a New York corporation ("Infomedia").

          (b)  Address: 80 Cuttermill Road
                        Suite 311
                        Great Neck, New York 11021

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


                                  - 33 of 55 -

     9. (a) Applewood Associates, L.P., a limited partnership organized under the laws of the State of New York ("Applewood Associates").

          (b)  Address: c/o Applewood Capital Corp.
                        68 Wheatley Road
                        Brookville, New York 11545

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     10. (a) Applewood Capital Corp., a corporation organized under the laws of the State of New York ("Applewood Capital").

          (b)  Address: c/o Barry Rubenstein
                        68 Wheatley Road
                        Brookville, New York 11545

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

          Applewood Capital is a general partner of Applewood Associates.

     11. (a) Barry Rubenstein, a general partner of Applewood Associates, an officer and director of Applewood Capital, and a shareholder, officer and director of Infomedia, a general partner of 21st Century, T-E and Foreign.

          (b)  Address: 68 Wheatley Road
                        Brookville, New York 11545

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States

     12. (a) Irwin Lieber, a general partner of Applewood Associates, an officer and director of Applewood Capital, and a shareholder, officer and director of Infomedia, a general partner of the 21st Century, T-E and Foreign.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Occupation : Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States

          Irwin Lieber is the father of Seth Lieber and Jonathan Lieber.



                                  - 34 of 55 -

     13. (a) Barry Fingerhut, a general partner of Applewood Associates, an officer and director of Applewood Capital, and a shareholder, officer and director of Infomedia, a general partner of 21st Century, T-E and Foreign.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     14. (a) Seth Lieber, a general partner of Applewood Associates and an officer of Applewood Capital.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     15. (a) Jonathan Lieber, a general partner of Applewood Associates and an officer of Applewood Capital.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

     16.  (a)  ARH Corp., a Delaware corporation.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     17.  (a)  MJDM Corp., a New York corporation.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     18.  (a)  Four JK Corp., a Delaware corporation.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

                                  - 35 of 55 -

     19.  (a)  ALCR Corp., a New York corporation.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     20.  (a)  SERF Corp., a New York corporation.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     21.  (a)  TERPSI Corp., a New York corporation.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     22.  (a) JIRAKAL Corp., a New York corporation.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     23. (a) MJM Associates, L.P., a limited partnership organized under the laws of the State of New York ("MJM Associates").

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     24.  (a) Harvey Sandler, is the sole shareholder of ARH Corp.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States

     ARH Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E, Foreign, Sandler IV and Sandler IV FTE. Harvey Sandler is the father of Andrew Sandler.

                                  - 36 of 55 -

     25.  (a)  Michael  J.  Marocco,  is a  director  of the  Issuer,  the  sole
               shareholder  of  MJDM  Corp.,   and  a  general  partner  of  MJM
               Associates.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     MJDM Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E, Foreign, Sandler IV and Sandler IV FTE.

     26.  (a)  John Kornreich, is the majority shareholder of Four JK Corp.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     Four JK Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E, Foreign, Sandler IV and Sandler IV FTE.

     27.  (a) Andrew Sandler, is the sole shareholder of ALCR Corp.

          (b)  Address: 767 Fifth Avenue New
                        York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     ALCR Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E, Foreign, Sandler IV and Sandler IV FTE. Andrew Sandler is the son of Harvey Sandler.

     28.  (a)  Douglas Schimmel, is the sole shareholder of SERF Corp.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     SERF Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E, Foreign, Sandler IV and Sandler IV FTE.


                                  - 37 of 55 -

     29.  (a)  Hannah Stone, is the sole shareholder of TERPSI Corp.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     TERPSI Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E, Foreign, Sandler IV and Sandler IV FTE.

     30.  (a)  David Lee, is the sole shareholder of JIRAKAL Corp.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     JIRAKAL Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E, Foreign, Sandler IV and Sandler IV FTE.

ITEM 3. Source and Amount of Funds or Other Consideration.

     The source of funds for the acquisition of the securities was the general working capital and other funds of Sandler IV, Sandler IV FTE, 21st Century, T-E, Foreign, MJM Associates, and Applewood Associates. The source of funds for the acquisition of the securities was the personal funds of Harvey Sandler, John Kornreich, Andrew Sandler, Douglas Schimmel, Hannah Stone and David Lee.


                                                  Number of Shares    Purchase
                                                   and Warrants         Price
                                                  ----------------    ---------
Sandler Capital Partners IV, L.P.                    2,039,245       $11,251,000

Sandler Capital Partners IV FTE, L.P.                  835,382       $ 4,609,000

21st Century Communications Partners, L.P.             406,820       $ 2,034,100

21st Century Communications T-E Partners, L.P.         138,420       $   692,100

21st Century Communications Foreign Partners, L.P.      54,760       $   273,800

Applewood Associates, L.P.                             471,875       $ 2,500,000

MJM Associates, L.P.                                    36,976       $   204,000

Harvey Sandler                                          36,976       $   204,000

John Kornreich                                          36,976       $   204,000

Andrew Sandler                                          15,226       $    84,000

                                  - 38 of 55 -

Douglas Schimmel                                         6,526       $    36,000

Hannah Stone                                             6,526       $    36,000

David Lee                                               13,050       $    72,000

ITEM 4. Purpose of Transaction.

     Other than the reporting persons' purchase or sale of additional securities of the Issuer, no reporting person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4 of Schedule 13D except as set forth herein.

ITEM 5. Interests in Securities of the Issuer.

     (a) The following list sets forth the aggregate number and percentage (based on 24,519,824 shares of Common Stock outstanding as reported by the Issuer in its offering documents for its initial public offering, dated July 19,
1999), of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of July 19, 1999:

                                                       Shares of Common         Percentage of Shares
                                                      Stock Beneficially          of Common Stock
              Name                                         Owned(2)             Beneficially Owned(2)
              ----                                    ------------------        ---------------------

Sandler Capital Partners IV, L.P.                     2,874,627(3)(4)                  11.4%

Sandler Capital Partners IV FTE, L.P.                 2,874,627(3)(4)                  11.4%

21st Century Communications Partners, L.P.              600,000(4)(5)                   2.4%

21st Century Communications T-E Partners, L.P.          600,000(4)(5)                   2.4%

21st Century Communications Foreign Partners, L.P.      600,000(4)(5)                   2.4%

Sandler Investment Partners, L.P.                     3,474,627(3)(4)(5)               13.7%

Sandler Capital Management                            3,474,627(3)(4)(5)               13.7%

Infomedia Associates, Ltd.                              600,000(4)(6)                   2.4%

Applewood Associates, L.P.                              471,875(6)                      1.9%

- ----------
     (2) Includes shares of Common Stock issuable upon the exercise of the 1999 Warrants.

     (3) Includes 1,500,134 shares of Common Stock owned by Sandler IV and 539,111 shares issuable upon the exercise of the 1999 Warrants owned by Sandler IV. Includes 614,534 shares of Common Stock owned by Sandler IV FTE and 220,848 shares issuable upon the exercise of the 1999 Warrants owned by Sandler IV FTE.

     (4)  The  reporting   person  disclaims   beneficial   ownership  of  these
          securities except to the extent of his/her/its equity interest therein.

     (5) Includes 406,820 shares of Common Stock owned by 21st Century, 138,420 shares of Common Stock owned by T-E and 54,760 shares of Common Stock owned by Foreign.

     (6) Includes 400,000 shares of Common Stock owned by Applewood Associates and 71,875 shares issuable upon the exercise of the 1999 Warrants owned by Applewood Associates.

                                  - 39 of 55 -

Applewood Capital Corp.                                 471,875(4)(6)                  1.9%

Irwin Lieber                                          1,071,875(4)(5)(6)               4.4%

Barry Rubenstein                                      1,071,875(4)(5)(6)               4.4%

Barry Fingerhut                                       1,071,875(4)(5)(6)               4.4%

Seth Lieber                                             471,875(4)(6)                  1.9%

Jonathan Lieber                                         471,875(4)(6)                  1.9%

ARH Corp.                                             3,474,627(3)(4)(5)              13.7%

MJDM Corp.                                            3,474,627(3)(4)(5)              13.7%

Four JK Corp.                                         3,474,627(3)(4)(5)              13.7%

ALCR Corp.                                            3,474,627(3)(4)(5)              13.7%

SERF Corp.                                            3,474,627(3)(4)(5)              13.7%

TERPSI Corp.                                          3,474,627(3)(4)(5)              13.7%

JIRAKAL Corp.                                         3,474,627(3)(4)(5)              13.7%

MJM Associates, L.P.                                     36,976(7)                     0.2%

Harvey Sandler                                        3,511,603(3)(4)(5)(8)           13.9%

Michael J. Marocco                                    3,516,603(3)(4)(5)(7)           13.9%

John Kornreich                                        3,511,603(3)(4)(5)(9)           13.9%

Andrew Sandler                                        3,489,853(3)(4)(5)(10)          13.8%

Douglas Schimmel                                      3,481,153(3)(4)(5)(11)          13.8%

Hannah Stone                                          3,481,153(3)(4)(5)(12)          13.8%

David Lee                                             3,487,697(3)(4)(5)(13)          13.8%

- --------

     (7) Includes 27,201 shares of Common Stock owned by MJM Associates, 9,775 shares issuable upon the exercise of the 1999 Warrants owned by MJM Associates and 5,000 shares issuable upon the exercise of currently exercisable non-qualified stock options.

     (8) Includes 27,201 shares of Common Stock owned by Harvey Sandler and 9,775 shares issuable upon the exercise of the 1999 Warrants owned by Harvey Sandler.

     (9) Includes 27,201 shares of Common Stock owned by John Kornreich and 9,775 shares issuable upon the exercise of the 1999 Warrants owned by John Kornreich.

     (10) Includes 11,201 shares of Common Stock owned by Andrew Sandler and 4,025 shares issuable upon the exercise of the 1999 Warrants owned by Andrew Sandler.

     (11) Includes 4,800 shares of Common Stock owned by Douglas Schimmel and 1,726 shares issuable upon the exercise of the 1999 Warrants owned by Douglas Schimmel.

     (12) Includes 4,800 shares of Common Stock owned by Hannah Stone and 1,726 shares issuable upon the exercise of the 1999 Warrants owned by Hannah Stone.

     (13) Includes 9,600 shares of Common Stock owned by David Lee and 3,450 shares issuable upon the exercise of the 1999 Warrants owned by David Lee.


                                  - 40 of 55 -

     (b) Sandler IV has sole power to vote and to dispose of 2,039,245 shares of Common Stock (including 539,111 shares issuable upon the exercise of the 1999 Warrants), representing approximately 8.1% of the outstanding shares of Common Stock. Sandler IV may be deemed to have shared power to vote and to dispose of 835,382 shares of Common Stock (including 220,848 shares issuable upon the exercise of the 1999 Warrants), representing approximately 3.4% of the outstanding shares of Common Stock.

     Sandler IV FTE has sole power to vote and to dispose of 835,382 shares of Common Stock (including 220,848 shares issuable upon the exercise of the 1999 Warrants), representing approximately 3.4% of the outstanding shares of Common Stock. Sandler IV FTE may be deemed to have shared power to vote and to dispose of 2,039,245 shares of Common Stock (including 539,111 shares issuable upon the exercise of the 1999 Warrants), representing approximately 8.1% of the outstanding shares of Common Stock.

     21st Century has sole power to vote and to dispose of 406,820 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock. 21st Century may be deemed to have shared power to vote and to dispose of 193,180 shares of Common Stock, representing approximately 0.8% of the outstanding shares of Common Stock.

     T-E has sole  power to vote and to  dispose  of  138,420  shares  of Common
Stock, representing approximately 0.6% of the outstanding shares of Common Stock. T-E may be deemed to have shared power to vote and to dispose of 461,580 shares of Common Stock, representing approximately 1.9% of the outstanding shares of Common Stock.

     Foreign has sole power to vote and to dispose of 54,760 shares of Common Stock, representing approximately 0.2% of the outstanding shares of Common Stock. Foreign may be deemed to have shared power to vote and to dispose of 545,240 shares of Common Stock, representing approximately 2.2% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler IV, Sandler IV FTE, 21st Century, T-E and Foreign, Sandler Investment Partners may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Investment Partners, Sandler Capital Management may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of 21st Century, T-E and Foreign, Infomedia may be deemed to have shared power to vote and to dispose of 600,000 shares of Common Stock, representing approximately 2.4% of the outstanding shares of Common Stock.

     Applewood Associates has sole power to vote and to dispose of 471,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 1.9% of the outstanding shares of Common Stock.


                                  - 41 of 55 -

     By virtue of being a general partner of Applewood Associates, Applewood Capital may be deemed to have shared power to vote and to dispose of 471,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 1.9% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Applewood Associates, and a shareholder, officer and director of Infomedia, Irwin Lieber may be deemed to have shared power to vote and to dispose of 1,071,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 4.4% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Applewood Associates, and a shareholder, officer and director of Infomedia, Barry Rubenstein may be deemed to have shared power to vote and to dispose of 1,071,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 4.4% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Applewood Associates, and a shareholder, officer and director of Infomedia, Barry Fingerhut may be deemed to have shared power to vote and to dispose of 1,071,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 4.4% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Applewood Associates, Seth Lieber may be deemed to have shared power to vote and to dispose of 471,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 1.9% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Applewood Associates, Jonathan Lieber may be deemed to have shared power to vote and to dispose of 471,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 1.9% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, ARH Corp. may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, MJDM Corp. may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, Four JK Corp. may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

                                  - 42 of 55 -

     By virtue of being a general partner of Sandler Capital Management, ALCR Corp. may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, SERF Corp. may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, TERPSI Corp. may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, JIRAKAL Corp. may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     MJM Associates has sole power to vote and to dispose of 36,976 shares of Common Stock (including 9,775 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.2% of the outstanding shares of Common Stock.

     Harvey Sandler has sole power to vote and to dispose of 36,976 shares of Common Stock (including 9,775 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.2% of the outstanding shares of Common Stock. By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     Michael Marocco has sole power to vote and to dispose of 5,000 shares of Common Stock (consisting of 5,000 shares issuable upon the exercise of currently exercisable non-qualified stock options), representing approximately 0.02% of the outstanding shares of Common Stock. By virtue of being the sole shareholder of MJDM Corp. and a general partner of MJM Associates, Michael Marocco may be deemed to have shared power to vote and to dispose of 3,511,603 shares of Common Stock (including 769,734 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     John Kornreich has sole power to vote and to dispose of 36,976 shares of Common Stock (including 9,775 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.2% of the outstanding shares of Common Stock. By virtue of being the majority shareholder of Four JK Corp., John Kornreich may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.


                                  - 43 of 55 -

     Andrew Sandler has sole power to vote and to dispose of 15,226 shares of Common Stock (including 4,025 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.1% of the outstanding shares of Common Stock. By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     Douglas Schimmel has sole power to vote and to dispose of 6,526 shares of Common Stock (including 1,726 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.03% of the outstanding shares of Common Stock. By virtue of being the sole shareholder of SERF Corp., Douglas Schimmel may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     Hannah Stone has sole power to vote and to dispose of 6,526 shares of Common Stock (including 1,726 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.03% of the outstanding shares of Common Stock. By virtue of being the sole shareholder of TERPSI Corp., Hannah Stone may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     David Lee has sole power to vote and to dispose of 13,050 shares of Common Stock (including 3,450 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.1% of the outstanding shares of Common Stock. By virtue of being the sole shareholder of JIRAKAL Corp., David Lee may be deemed to have shared power to vote and to dispose of 3,474,627 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants), representing approximately 13.7% of the outstanding shares of Common Stock.

     (c) The following is a description of all transactions in shares of Common Stock of the Issuer by the reporting persons identified in Item 2 of this
Schedule 13D effected from May 19, 1999 through July 19, 1999, inclusive:

     Upon the closing of the Issuer's initial public offering, all outstanding shares of Series A Preferred Stock automatically converted into shares of Common Stock of the Issuer. The reporting persons received approximately 2,426,672 shares of Common Stock as a result of the conversion of Series A Preferred Stock into shares of Common Stock.

     In addition, the number of shares issuable upon the exercise of the 1999 Warrants were subject to adjustment based upon the price of the Common Stock sold in the Issuer's initial public offering.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     (e) Not applicable.


                                  - 44 of 55 -

ITEM 6. Contracts Arrangements Understanding or Relationships with Respect to Securities of the Issuer

     The reporting persons agreed with the underwriters of the Issuer's initial public offering that during the period beginning on the closing of the initial public offering (the "Closing Date") and continuing for a period of 180 days after the Closing Date, they will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, any shares.

ITEM 7. Materials to be Filed as Exhibits

     Exhibit A. Agreement among the reporting persons, effective as of July 19, 1999, by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13d- 1(f).



                                  - 45 of 55 -

                                    SIGNATURE

     After reasonable inquiry and to the best of his/her/its knowledge and belief, each of the undersigned hereby certifies that the information set forth in this Schedule is true, complete and correct.

Dated: July 30, 1999
                                      SANDLER CAPITAL PARTNERS IV, L.P.

                                      By: Sandler Investment Partners, L.P.,
                                          General Partner

                                          By: Sandler Capital Management,
                                              General Partner

                                              By: ARH Corp., a
                                                  General Partner


                                              By: /s/ Edward Grinacoff
                                                  ------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer

                                      SANDLER CAPITAL PARTNERS IV FTE, L.P.

                                      By: Sandler Investment Partners, L.P.,
                                          General Partner

                                          By: Sandler Capital Management,
                                              General Partner

                                              By: ARH Corp., a
                                                  General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer

                                      21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                                      By: Sandler Investment Partners, L.P.,
                                          General Partner

                                          By: Sandler Capital Management,
                                              General Partner

                                          By: ARH Corp., a
                                              General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer



                                  - 46 of 55 -

                                      21ST CENTURY COMMUNICATIONS T-E
                                      PARTNERS, L.P.

                                      By: Sandler Investment Partners, L.P.,
                                          General Partner

                                          By: Sandler Capital Management,
                                              General Partner

                                              By: ARH Corp., a
                                                  General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer

                                      21ST CENTURY COMMUNICATIONS FOREIGN
                                      PARTNERS, L.P.

                                      By: Sandler Investment Partners, L.P.,
                                          General Partner

                                          By: Sandler Capital Management,
                                              General Partner

                                              By: ARH Corp., a
                                                  General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer

                                      SANDLER INVESTMENT PARTNERS, L.P.

                                      By: Sandler Capital Management,
                                          General Partner

                                          By: ARH Corp., a General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer

                                      SANDLER CAPITAL MANAGEMENT

                                      By: ARH Corp., a General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer


                                  - 47 of 55 -

                                      INFOMEDIA ASSOCIATES, LTD.


                                      By: /s/ Irwin Lieber
                                          --------------------------------------
                                          Irwin Lieber, Secretary and Treasurer

                                      APPLEWOOD ASSOCIATES, L.P.

                                      By: /s/ Irwin Lieber
                                          --------------------------------------
                                          Irwin Lieber, a General Partner

                                      APPLEWOOD CAPITAL CORP.

                                      By: /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, President


                                          /s/ Irwin Lieber
                                          --------------------------------------
                                          Irwin Lieber

                                          /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein

                                          /s/ Barry Fingerhut
                                          --------------------------------------
                                          Barry Fingerhut

                                          /s/ Seth Lieber
                                          --------------------------------------
                                          Seth Lieber

                                          /s/ Jonathan Lieber
                                          --------------------------------------
                                          Jonathan Lieber


                                  - 48 of 55 -

                                      ARH CORP.


                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                              Name: Edward Grinacoff
                                              Title: Secretary and Treasurer

                                      MJDM CORP.

                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                              Name: Edward Grinacoff
                                              Title: Secretary and Treasurer

                                      FOUR JK CORP.

                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                              Name: Edward Grinacoff
                                              Title: Secretary and Treasurer

                                      ALCR CORP.

                                      By: /s/ Moira Mitchell
                                          --------------------------------------
                                              Name: Moira Mitchell
                                              Title: Secretary and Treasurer

                                      SERF CORP.

                                      By: /s/ Moira Mitchell
                                          --------------------------------------
                                              Name: Moira Mitchell
                                              Title: Secretary and Treasurer

                                      TERPSI CORP.

                                      By: /s/ Moira Mitchell
                                          --------------------------------------
                                              Name: Moira Mitchell
                                              Title: Secretary and Treasurer

                                      JIRAKAL CORP.

                                      By: /s/ Moira Mitchell
                                          --------------------------------------
                                              Name: Moira Mitchell
                                              Title: Secretary and Treasurer


                                  - 49 of 55 -

                                      MJM ASSOCIATES, L.P.


                                      By: /s/ Michael J. Marocco
                                          --------------------------------------
                                              Name: Michael J. Marocco
                                              Title: General Partner


                                          /s/ Harvey Sandler
                                          --------------------------------------
                                              Harvey Sandler

                                          /s/ Michael J. Marocco
                                          --------------------------------------
                                              Michael J. Marocco

                                          /s/ John Kornreich
                                          --------------------------------------
                                              John Kornreich

                                          /s/ Andrew Sandler
                                          --------------------------------------
                                              Andrew Sandler

                                          /s/ Douglas Schimmel
                                          --------------------------------------
                                              Douglas Schimmel

                                          /s/ Hannah Stone
                                          --------------------------------------
                                              Hannah Stone

                                          /s/ David Lee
                                          --------------------------------------
                                              David Lee


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



                                  - 50 of 55 -

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of CONVERGENT COMMUNICATIONS, INC. and that this Agreement be filed as an Exhibit to such statement on Schedule 13D.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 19th day of July, 1999.

                                      SANDLER CAPITAL PARTNERS IV, L.P.

                                      By: Sandler Investment Partners, L.P.,
                                          General Partner

                                          By: Sandler Capital Management,
                                              General Partner

                                              By: ARH Corp., a
                                                  General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer

                                      SANDLER CAPITAL PARTNERS IV FTE, L.P.

                                      By: Sandler Investment Partners, L.P.,
                                          General Partner

                                          By: Sandler Capital Management,
                                              General Partner

                                              By: ARH Corp., a
                                                  General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer

                                      21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                                      By: Sandler Investment Partners, L.P.,
                                          General Partner

                                          By: Sandler Capital Management,
                                              General Partner

                                              By: ARH Corp., a
                                                  General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer


                                  - 51 of 55 -

                                      21ST CENTURY COMMUNICATIONS T-E
                                      PARTNERS, L.P.

                                      By: Sandler Investment Partners, L.P.,
                                          General Partner

                                          By: Sandler Capital Management,
                                              General Partner

                                              By: ARH Corp., a
                                                  General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer

                                      21ST CENTURY COMMUNICATIONS FOREIGN
                                      PARTNERS, L.P.

                                      By: Sandler Investment Partners, L.P.,
                                          General Partner

                                          By: Sandler Capital Management,
                                              General Partner

                                              By: ARH Corp., a
                                                  General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer

                                      SANDLER INVESTMENT PARTNERS, L.P.

                                      By: Sandler Capital Management,
                                          General Partner

                                          By: ARH Corp., a General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer

                                      SANDLER CAPITAL MANAGEMENT

                                      By: ARH Corp., a General Partner

                                          By: /s/ Edward Grinacoff
                                              ----------------------------------
                                                  Name: Edward Grinacoff
                                                  Title: Secretary and Treasurer


                                  - 52 of 55 -

                                      INFOMEDIA ASSOCIATES, LTD.


                                      By: Irwin Lieber
                                          Irwin Lieber, Secretary and Treasurer

                                      APPLEWOOD ASSOCIATES, L.P.

                                      By: /s/ Irwin Lieber
                                          --------------------------------------
                                              Irwin Lieber, a General Partner

                                      APPLEWOOD CAPITAL CORP.

                                      By: /s/ Barry Rubenstein
                                          --------------------------------------
                                              Barry Rubenstein, President


                                          /s/ Irwin Lieber
                                          --------------------------------------
                                              Irwin Lieber

                                          /s/ Barry Rubenstein
                                          --------------------------------------
                                              Barry Rubenstein

                                          /s/ Barry Fingerhut
                                          --------------------------------------
                                              Barry Fingerhut

                                          /s/ Seth Lieber
                                          --------------------------------------
                                              Seth Lieber

                                          /s/ Jonathan Lieber
                                          --------------------------------------
                                              Jonathan Lieber


                                  - 53 of 55 -

                                      ARH CORP.

                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                              Name: Edward Grinacoff
                                              Title: Secretary and Treasurer

                                      MJDM CORP.

                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                          Name: Edward Grinacoff
                                          Title: Secretary and Treasurer

                                      FOUR JK CORP.

                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                          Name: Edward Grinacoff
                                          Title: Secretary and Treasurer

                                      ALCR CORP.

                                      By: /s/ Moira Mitchell
                                          --------------------------------------
                                          Name: Moira Mitchell
                                          Title: Secretary and Treasurer

                                      SERF CORP.

                                      By: /s/ Moira Mitchell
                                          --------------------------------------
                                          Name: Moira Mitchell
                                          Title: Secretary and Treasurer

                                      TERPSI CORP.

                                      By: /s/ Moira Mitchell
                                          --------------------------------------
                                          Name: Moira Mitchell
                                          Title: Secretary and Treasurer

                                      JIRAKAL CORP.

                                      By: /s/ Moira Mitchell
                                          --------------------------------------
                                          Name: Moira Mitchell
                                          Title: Secretary and Treasurer


                                  - 54 of 55 -

                                      MJM ASSOCIATES, L.P.

                                      By: /s/ Michael J. Marocco
                                          --------------------------------------
                                              Name: Michael J. Marocco
                                              Title: General Partner


                                          /s/ Harvey Sandler
                                          --------------------------------------
                                              Harvey Sandler

                                          /s/ Michael J. Marocco
                                          --------------------------------------
                                              Michael J. Marocco

                                          /s/ John Kornreich
                                          --------------------------------------
                                              John Kornreich

                                          /s/ Andrew Sandler
                                          --------------------------------------
                                              Andrew Sandler

                                          /s/ Douglas Schimmel
                                          --------------------------------------
                                              Douglas Schimmel

                                          /s/ Hannah Stone
                                          --------------------------------------
                                              Hannah Stone

                                          /s/ David Lee
                                          --------------------------------------
                                              David Lee


                                  - 55 of 55 -